Exhibit 99.1

News Release
Contact: Todd Allen, CFA Vice President, Investor and Media Relations 410-689-7632 tallen@foundationcoal.com

Foundation Coal Announces Settlement with ArcelorMittal and Updates Guidance

LINTHICUM HEIGHTS, Md., June 1, 2009 – Foundation Coal Holdings, Inc. (NYSE:FCL) today announced that it has reached a settlement agreement ending litigation between Foundation and metallurgical coal customer, ArcelorMittal.

Under the terms of the agreement, ArcelorMittal has agreed to take delivery of significant volumes of metallurgical coal from the Kingston mine in 2009 and future periods.

James F. Roberts, Chairman and Chief Executive Officer, commented, “We are pleased to be able to announce this settlement agreement with ArcelorMittal. The negotiated settlement agreement is fair to both parties, provides greater visibility and certainty to Foundation, and represents an important step forward in the relationship between the two companies which we hope will be long-lasting and successful going forward.”

Foundation is updating its guidance as follows to reflect the impact of this settlement, newly contracted business and other changes.

Guidance

	2009	2010	2011
Average per Ton Sales Realization on Committed and Priced Coal Shipments[1]
West	$10.57	$11.27	$12.05
East[2]	$62.06	$74.85	$82.92
Coal Shipments (MM Tons)[3]	70.0 - 73.0	70.0 - 74.0	70.0 - 74.0
West	53.0 - 55.0	52.0 - 55.0	52.0 - 55.0
East	17.0 - 18.0	18.0 - 19.0	18.0 - 19.0
Committed and Priced (%)[2,4]	99%	75%	48%
West	100%	85%	57%
East	97%	44%	22%

NOTES:

[1]	Based on committed and priced coal shipments as of May 27, 2009.

[2]

In 2009, committed and priced Eastern tons exclude legacy contracts covering approximately 0.4 million tons of steam coal subject to indexed pricing anticipated to range from $60 to $90 per ton. In 2010, committed and priced Eastern tons exclude approximately 1 million tons of steam coal subject to collared pricing with an average pricing range of $75 to $84 per ton, as well as legacy contracts covering approximately 0.9 million tons of steam coal subject to indexed pricing anticipated to range from $60 to $90 per ton.

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[3]	Coal shipments for the East and consolidated coal shipments exclude traded coal, and include approximately 0.5 million tons of purchased coal in each of 2009, 2010 and 2011.

[4]	As of May 27, 2009, compared to the midpoint of shipment guidance range.

About Foundation

Foundation Coal Holdings, Inc., through its affiliates, is a major U.S. coal producer operating mines and associated processing and loading facilities in Pennsylvania, West Virginia, and Wyoming. Through its subsidiaries Foundation Coal employs approximately 3,000 people and produces approximately 70 million tons of coal annually, largely for utilities generating electricity. Foundation’s corporate offices are in Linthicum Heights, Md.

FORWARD-LOOKING STATEMENTS

Certain statements relating to the future prospects, developments, business strategies, analyses and other information that is based on forecasts of future results and estimates of amounts not yet determinable are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) which can be identified as any statement that does not relate strictly to historical or current facts. The company has used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting the company and are subject to uncertainties and factors relating to the company’s operations and business environment, all of which are difficult to predict and many of which are beyond the company’s control, that could cause the company’s actual results to differ materially from those matters expressed in or implied by these forward-looking statements. These factors include, but are not limited to: market demand for coal, electricity and steel; weather conditions or catastrophic weather-related damage; the company’s production capabilities; timing of reductions or increases in customer coal inventories; long-term coal supply arrangements; environmental laws, including those directly affecting the company’s coal mining and production, and those affecting the company’s customers’ coal usage; regulatory and court decisions; railroad, barge, trucking and other transportation performance and costs; assumptions concerning economically recoverable coal reserve estimates; employee workforce factors; changes in postretirement benefit and pension obligations; the company’s liquidity, results of operations and financial condition. The company advises investors that it discusses additional risk factors and uncertainties that could cause Foundation Coal Holdings Inc. actual results to differ from forward-looking statements in the company’s Form 10-K filed with the Securities and Exchange Commission (“SEC”) under the heading “Risk Factors”. The investor should keep in mind that any forward-looking statement made by the company in this news release or elsewhere speaks only as of the date on which the company makes it. New risks and uncertainties come up from time to time, and it is impossible for the company to predict these events or how they may affect the company. The company has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date of issue, except as may be required by law. In light of these risks and uncertainties, the investor should keep in mind that any forward-looking statement made in this news release or elsewhere might not occur.

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